EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
Orion Group Holdings, Inc. and subsidiaries:

We consent to the incorporation by reference in the registration statements (No. 333-160719) on Form S-3 and (No. 333-148301 and 333-174814) on Forms S-8 of Orion Group Holdings, Inc. of our reports dated March 13, 2018, with respect to the consolidated balance sheet of Orion Group Holdings, Inc. as of December 31, 2017, and the related consolidated statements of operations, comprehensive income (loss), stockholders' equity, and cash flows for the year ended December 31, 2017, and the related notes and financial statement schedule II, and the effectiveness of internal control over financial reporting as of December 31, 2017, which reports appear in the December 31, 2017 annual report on Form 10-K of Orion Group Holdings, Inc.

/s/ KPMG LLP

Houston, Texas
March 13, 2018